Exhibit 99.3

FOR IMMEDIATE RELEASE	Contact:
Brad Shepherd, Director, Investor Relations
(617) 796-8245

Five Star Announces $112.4 Million Sale Leaseback and

Amends Certain Management Arrangements

Newton, MA  (June 29, 2016):  Five Star Quality Care, Inc. (NYSE:  FVE) today announced that it has entered a $112.4 million sale and leaseback transaction with Senior Housing Properties Trust (NYSE:  SNH) for seven assisted living communities (545 living units) located in four states (North Carolina: 3; South Carolina: 2; Tennessee: 1; and Virginia: 1).  Simultaneously with the sale of these communities, Five Star entered a combination lease for these communities for 12.5 years plus renewal options thereafter.  The initial rent payable by Five Star will be $8.4 million/year.  The net sale price realized for these seven communities was approximately $81.8 million in excess of net book value and, under generally accepted accounting principles, Five Star will amortize this gain as a reduction of rent expense during the lease term.

Five Star intends to use the proceeds it receives from the sale and leaseback transaction to repay in full amounts outstanding under its secured revolving credit facility which had $60 million outstanding on June 28, 2016, and for general business purposes.  Some of the communities sold to SNH previously served as collateral for the Company’s $150 million credit facility and availability under that facility was reduced according to the formula in that facility.  After the sale of the seven communities, Five Star continues to own 26 senior living communities (2,666 living units), including 10 communities which are unencumbered.

Simultaneously with entering the sale and leaseback transaction, Five Star and SNH also amended certain terms of the agreements under which Five Star manages 63 senior living communities (8,428 living units) for taxable REIT subsidiaries of SNH, as follows:

•                  the formula for calculating management fees payable to Five Star for communities that Five Star commenced managing after May 1, 2015, (17 communities with 1,172 living units) changed from three percent (3%) of gross revenues and thirty five percent (35%) of net operating income that exceeds threshold amounts to five percent (5%) of gross revenues and twenty percent (20%) of net operating income that exceeds threshold amounts; and

•                  certain other amendments were made to the formulas for calculating management fees payable to Five Star which are not expected to have a current material impact on Five Star, but may allow Five Star to realize additional management fees from participation in the net operating income at the managed communities sooner than before the formulas were amended.

“This transaction allows us to recognize and utilize a portion of the value of Five Star’s owned real estate to improve our financial position while preserving the properties’ operating economics within our portfolio,” said Bruce Mackey, President and Chief Executive Officer of Five Star.  “Additionally, the amendments to our management arrangements with SNH will increase management fee revenue from certain managed communities.”

Five Star was formerly a 100% owned subsidiary of SNH and SNH is Five Star’s largest shareholder, owning 4,235,000 of Five Star’s shares.  One of Five Star’s Directors is also a Trustee of SNH.  Both Five Star and SNH have contracted for management services from The RMR Group LLC, the operating subsidiary of The RMR Group Inc. (NASDAQ: RMR).  Because of these historical and continuing relationships, the terms of the sale and leaseback as well as the amendments to the management arrangements under which Five Star serves as manager for SNH described in this press release were negotiated and approved by Special Committees of Five Star’s Independent Directors and SNH’s Independent Trustees who are not also Directors or Trustees of the other party and who are independent of RMR, and these Committees were represented by separate legal counsel.

Five Star Quality Care, Inc. is a senior living and healthcare services company.   As of March 31, 2016, Five Star owned, leased and managed a total of 274 senior living communities with 31,051 living units located in 32 states (excluding one community classified as discontinued operations).  These communities offer independent living, assisted living and skilled nursing services.   Five Star is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES STATEMENTS AND HAS IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER FIVE STAR USES WORDS SUCH AS BELIEVES, EXPECTS, INTENDS, ANTICIPATES, ESTIMATES, WILL, MAY OR SIMILAR EXPRESSIONS, FIVE STAR IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON FIVE STAR’S CURRENT INTENT, BELIEFS, OR EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED BY FORWARD LOOKING STATEMENTS.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT THE INITIAL RENT PAYABLE BY FIVE STAR FOR THE SEVEN COMMUNITIES SOLD TO SNH WILL BE $8.4 MILLION. THAT RENT AMOUNT IS SUBJECT TO FUTURE INCREASES IN THE EVENT FIVE STAR REQUESTS AND SNH AGREES TO PURCHASE IMPROVEMENTS TO THE LEASED COMMUNITIES;  AND, STARTING AFTER 2017, INCREASED RENT MAY BE PAYABLE BY FIVE STAR TO SNH CALCULATED AS A PERCENTAGE OF REVENUE INCREASES AT THE LEASED COMMUNITIES.

•                  THIS PRESS RELEASE STATES THAT CERTAIN AMENDMENTS WERE MADE TO THE FORMULAS FOR CALCULATING MANAGEMENT FEES PAYABLE TO FIVE STAR

WHICH MAY ALLOW FIVE STAR TO PARTICIPATE IN NET OPERATING INCOME SOONER THAN BEFORE THE FORMULAS WERE AMENDED.  FIVE STAR’S ABILITY TO REALIZE MANAGEMENT FEES BY PARTICIPATING IN THE NET OPERATING INCOME OF ITS MANAGED COMMUNITIES DEPENDS UPON THOSE COMMUNITIES ACHIEVING INCOME IN EXCESS OF THRESHOLD AMOUNTS. THE THRESHOLD AMOUNTS MAY INCREASE WHEN THE COMMUNITY OWNER INVESTS IN IMPROVEMENTS TO THE MANAGED COMMUNITIES.  THERE IS NO ASSURANCE THAT THE NET OPERATING INCOME FROM THE MANAGED COMMUNITIES WILL EXCEED THE THRESHOLDS OR THAT FIVE STAR WILL EARN INCREASED MANAGEMENT FEES IN THE FUTURE.

•                  THIS PRESS RELEASE STATES THAT THE TERMS OF THE TRANSACTIONS ANNOUNCED TODAY WERE NEGOTIATED AND APPROVED BY SPECIAL COMMITTEES OF FIVE STAR’S INDEPENDENT DIRECTORS AND SNH’S INDEPENDENT TRUSTEES WHO ARE NOT ALSO DIRECTORS OR TRUSTEES OF THE OTHER PARTY AND WHO ARE INDEPENDENT OF RMR, AND THAT THESE COMMITTEES WERE REPRESENTED BY SEPARATE LEGAL COUNSEL.  AN IMPLICATION OF THESE STATEMENTS IS THAT THE TERMS OF THESE TRANSACTIONS WERE SIMILAR TO THE TERMS THAT WOULD HAVE BEEN ACHIEVED BY NEGOTIATIONS BETWEEN UNRELATED PARTIES.   FIVE STAR CAN PROVIDE NO ASSURANCE THAT THE TERMS OF THESE TRANSACTIONS ARE THE SAME AS WOULD HAVE BEEN ACHIEVED BY NEGOTIATIONS BETWEEN UNRELATED PARTIES.  ALSO, THE FACT THAT THESE TERMS WERE NEGOTIATED AND APPROVED BETWEEN RELATED PARTIES MAY CAUSE SOMEONE TO CHALLENGE THESE AGREEMENTS AND SUCH CHALLENGES MAY BE EXPENSIVE TO DEFEND EVEN IF THE CHALLENGES ARE WITHOUT MERIT.

THE INFORMATION CONTAINED IN FIVE STAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN FIVE STAR’S PERIODIC REPORTS OR INCORPORATED THEREIN, COULD CAUSE FIVE STAR’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED OR IMPLIED IN THIS PRESS RELEASE.  FIVE STAR’S FILINGS WITH THE SEC ARE AVAILABLE AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

FOR THESE AND OTHER REASONS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS OR THEIR IMPLICATIONS.

EXCEPT AS REQUIRED BY LAW, FIVE STAR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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